Exhibit 14.1

CODE OF ETHICS AND BUSINESS PRACTICES

This Code of Ethics and Business Practices (“Code”) is intended to document the principles of conduct and ethics to be followed by Thompson Creek Metals Company Inc. (the “Company” or “Thompson Creek”) and its employees, officers and directors. Its purpose is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest. All employees, officers and directors are also required to adhere to the Company’s other policies which may be adopted relating to disclosure or insider trading.

•                  CONFLICTS OF INTEREST - Employees, officers and directors of Thompson Creek shall act at all times honestly and ethically, and shall avoid situations where their personal or outside business interests could conflict with, or even appear to conflict with, the interests of the Company and its shareholders. In the event that any potential conflict of interest arises involving an employee or an officer, the individual involved must immediately notify the Chief Executive Officer (“CEO”) in writing and no further action may be taken unless authorized by the CEO. In event that any potential conflict of interest arises involving a director, the individual must immediately notify the Chairman of the Board of Directors and the CEO or, in the case of a conflict involving the Chairman of the Board and/or the CEO, the Chairman of the Compensation and Governance Committee or, in the absence thereof, the Audit Committee and one of the Chairman, the CEO or the Chief Financial Officer (“CFO”) who has no potential conflict, in writing and no further action may be taken unless authorized by any two of the Chairman of the Board, the Chairman of the Corporation Governance Committee or, in the absence thereof, the Chairman of the Audit Committee, the CEO or the CFO.

•                  DEALING WITH SUPPLIERS AND SERVICE PROVIDERS - All purchases of goods and services by the Company will be made exclusively on the basis of price, quality, service and suitability to the Company’s needs. Employees, officers or directors are prohibited from accepting gifts of money or receiving any type of personal kickbacks, rebates or other “under-the-table” payments. Employees, officers and directors may accept unsolicited non-monetary gifts provided they are appropriate and customary client development gifts for the industry.

•                  DEALING WITH PUBLIC OFFICIALS - No employee shall make any form of payment, direct or indirect, to any public official as inducement to procuring or keeping business or having a law or regulation enacted, defeated, or violated.

•                  DISCLOSURE — Each senior executive officer must ensure that all reasonable and necessary steps within his or her areas of responsibility are taken to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to Canadian and U.S. regulatory authorities.  In addition, senior executive officers must provide full, fair, accurate and understandable information whenever communicating with the Company’s stockholders or the general public.

•                  COMPLIANCE WITH LAWS, RULES AND REGULATIONS — All employees, officers and directors must conduct Company business in compliance with all applicable Canadian, U.S. and foreign laws, rules and regulations.

•                  EQUAL OPPORTUNITY - There shall be no discrimination against any employee or applicant because of race, religion, color, sex, sexual orientation, age, national or ethnic origin, or physical handicap (unless demands of the position are prohibitive) or on the basis of genetic information. The Company will maintain a work environment free of discriminatory practice of any kind.

•                  HEALTH, SAFETY, AND ENVIRONMENTAL PROTECTION - It is the Company’s policy to pay due regard to the health and safety of its employees, officers, directors and others and to the state of the environment.

•                  USE OF AGENTS - Agents or other non-employees cannot be used to circumvent the law or to engage in practices that run contrary to this Code.

•                  INTERNATIONAL OPERATIONS AND BUSINESS PRACTICES - Employees, officers and directors, operating from time to time outside of Canada and the United States, have a special responsibility to know and obey laws and regulations of countries where they act for the Company and to conduct themselves in accordance with local business practices. The Company recognizes that laws, regulations, business practices and customs vary throughout the world and that, in certain cases, may be different from laws, regulations, business practices and customs in Canada and the United States. The Company and its employees, officers and directors shall comply with applicable laws relating to foreign corrupt practices.

•                  REPORTING OF VIOLATIONS —  It is each employee’s responsibility to notify promptly his or her supervisor regarding any actual or potential violation of this Code and/or any applicable laws, rules or regulations by any employee, officer or director of the Company.  It is each director’s and senior executive officer’s responsibility to notify promptly the Company’s General Counsel or the Chairman of the Audit Committee regarding any actual or potential violation of this Code and/or any applicable laws, rules or regulations by any employee, officer or director of the Company.  Persons may choose to remain anonymous in reporting any possible violation of this Code and/or any applicable laws, rules or regulations.

•                  ACCOUNTABILITY — Anyone who violates the provisions of this Code by engaging in unethical conduct, failing to report conduct potentially violative of this Code or refusing to participate in any investigation of such conduct, will be subject to disciplinary action, up to and including termination of service with the Company.  Violations of this Code may also constitute violations of law and may result in civil or criminal penalties.

•                  WAIVERS — The Board of Directors of the Company shall be responsible for the administration of this Code and shall have the sole authority to amend this Code or grant waivers of its provisions.  Waivers will be disclosed as required by applicable laws or stock exchange rules.

•                  CORPORATE OPPORTUNITIES — No employee, officer or director may take personal advantage or obtain personal gain from an opportunity learned of or discovered during the course and scope of his or her employment when that opportunity or discovery could be of benefit or interest to the Company. Likewise, no employee, officer or director may use Company property, information or position for personal gain, and no employee, officer or director may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

•                  FAIR DEALING — It is our policy that each director, officer and employee will endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No one should take unfair advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unethical, deceptive, or illegal business practices.

The Company will incur, or reimburse travel and entertainment expenses that are reasonable and necessary, are for a business purpose of the Company, and are documented in conformity with applicable laws and sound business practices.

Individuals conducting official Company business or incurring travel or entertainment costs at Company expense are expected to exercise the same care in incurring expenses as a prudent person would in spending personal funds.  If an employee has any doubts about the appropriateness of an anticipated travel or entertainment expense, the employee should consult with his or her supervisor in advance of incurring the expense.  Any expenses found to be personal must be promptly repaid if initially paid from Company funds.

On occasion, employees will be required to entertain clients and business associates. Valid entertainment expenses include meals and events such as theatre and sporting events taken with potential or actual clients whereby a business discussion takes place during, immediately before or immediately after the event. This entertainment is dependent upon the existence of a business relationship and that this relationship would benefit the Company.

When more than one employee is present at a business meal or entertainment event, then the most senior level employee must pay and claim the expense.

Employees and their immediate family members must exercise the utmost care about giving or receiving business-related gifts. This applies to direct payments and payments in kind, including the provision of goods or services, personal favors, and entertainment (e.g. meals, travel, etc.).  Any offer of free travel and/or accommodation is to be declined.  If there is a valid business purpose to attend, then Thompson Creek is to pay any travel and/or accommodation costs.

Accepting or offering gifts of moderate value is acceptable in situations where it is legal and in accordance with local business practice (i.e. where the exchange of gifts is customary and the gifts are appropriate for the occasion).  However, employees must not give or accept gifts of any kind in circumstances that could be reasonably regarded as unduly influencing the recipient or creating business obligation on the part of the recipient.  If there is any doubt, the situation should be referred to management.

Employees should exercise particular caution in regard to any offers of value, including hospitality, entertainment and gifts when the Company is negotiating or considering contracts and they are in a position to influence, directly or indirectly, the outcome of a decision.  It is important not to give any impression that there may be an improper connection between any gift or hospitality and business opportunities.  A golden rule here is disclosure.  Ensuring your supervisor is aware of all gifts of any significance ensures transparency and avoids any suggestion of conflict of interest.

Under no circumstances should an employee request a gift of any kind from a supplier, customer, or other party with whom Thompson Creek conducts business.  In addition, employees must not exchange gifts with representatives of Thompson Creek’s competitors, since the provision or receipt of such gifts may create an actual or perceived conflict of interest.

This policy also applies to any agents or third parties who are employed to represent the Company.

•                  CONFIDENTIALITY — All employees, officers and directors are prohibited from revealing confidential information of the Company entrusted to them by the Company or its customers, except when disclosure is authorized by the General Counsel or required by laws or regulations.  All confidential information must be used solely for the Company’s purposes and should not be provided to unauthorized persons, or used for the purpose of furthering a private interest, or for making a personal profit.  Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.  The obligation to preserve confidential information continues even after employment ends.

•                  PROPER USE OF COMPANY ASSETS — All employees, officers and directors should protect the Company’s assets and ensure their efficient use. Employees must not participate in, or arrange, any activity involving paid Company time or use of Company materials and assets for the benefit of others external to the Company unless that activity has been authorized by his or her manager or designated company manager.

Theft or unlawful possession of Company property is regarded as serious misconduct and has a direct impact on the Company’s profitability. The Company will report violations and cooperate with criminal authorities in the prosecution of crimes as management deems appropriate.  In addition, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

•                  RELATED PERSON TRANSACTIONS — It is the Company’s policy to discourage Interested Transactions with Related Persons (as those terms are defined herein) unless determined to be in the Company’s best interests and approved in accordance with the terms and conditions of this Code. Accordingly, all Interested Transactions with Related Parties require prior approval of the Compensation and Governance Committee of the Board of Directors.

Any employee, officer or director that becomes aware of an Interested Transaction shall bring such matter to the attention of the Chairman of the Compensation and Governmance Committee or the Company’s General Counsel, who shall then bring such matter to the attention of the Chairman.  The Compensation and Governance Committee shall review the facts of all Interested Transactions that require approval and either approve or disapprove of the entry into the Interested Transaction. In the review process, the Compensation and Governance Committee shall obtain, or shall direct management to obtain on its behalf, all information that the Compensation and Governance Committee Committee believes to be appropriate to a review of the transaction prior to its approval.  In its deliberations, the Compensation and Governance Committee Committee will take into account, among other relevant factors deemed appropriate, whether the Interested Transaction is on terms no less favorable to the Corporation than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. The authority to approve an Interested Transaction may be delegated to the Chairman of the Compensation and Governance Committee.

The Compensation and Governance Committee or the Chairman, as the case may be, shall approve only those Interested Transactions that are determined to be in, or not inconsistent with, the best interests of the Company and its stockholders, taking into account all available facts and circumstances as the Compensation and Governance Committee or the Chairman determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to the Company; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally.

For purposes of this policy, an “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (ii) the Company is a participant, and (iii) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Person” is any (a) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not currently serve in that role) an executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of the Company’s common stock, or (c) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

All Interested Transactions that are required to be disclosed in the Company’s filings with the Securities and Exchange Commission, as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules and regulations, shall be so disclosed in accordance with such laws, rules and regulations.